Exhibit 99.1

QUEST DIAGNOSTICS REPORTS STRONG PERFORMANCE
IN SECOND QUARTER 2006 ON 15% REVENUE GROWTH

LYNDHURST, N.J., JULY 24, 2006—Quest Diagnostics Incorporated (NYSE: DGX), the nation’s leading provider of diagnostic testing, information and services, announced that for the second quarter ended June 30, 2006, net income was $156 million, or $0.78 per diluted share, excluding the performance of NID, the company’s test kit manufacturing subsidiary, whose operations are being discontinued. NID’s performance reduced pretax earnings by $35 million, or $0.12 per share, and includes pretax charges of $28 million related to the wind down of NID’s operations. Reported net income was $132 million, or $0.66 per diluted share, for the second quarter of 2006, and included a pretax charge of $12 million, or $0.04 per share, associated with the write-down of an investment, and $20 million of pretax expenses, or $0.06 per share, associated with stock-based compensation recorded in accordance with SFAS 123R. For the second quarter of 2005, net income was $149 million, or $0.72 per diluted share.

Second quarter revenues grew 15% over the prior year level to $1.6 billion. The acquisition of LabOne, which was completed on November 1, 2005, increased consolidated revenues by approximately 10%. The performance of NID reduced consolidated revenue growth by approximately 1%. Clinical testing revenues grew 10.3%, with LabOne contributing almost 5%. Clinical testing volume, measured by the number of requisitions, increased 5.7% and revenue per requisition increased 4.4%.

For the second quarter, operating income was $263 million, or 16.6% of revenues, compared to $261 million, or 19.0% of revenues, in 2005. Operating income as a percentage of revenues compared to the prior year was reduced by approximately 1.6% due to NID’s performance, 1.3% due to stock-based compensation (SFAS 123R) and 0.8% due to the inclusion of LabOne.

Bad debt expense was 3.8% compared to 4.3% a year ago. Days sales outstanding were 45 days. Cash flow from operations was $170 million compared to $234 million in 2005. During the quarter the company repurchased $150 million of its common stock and made capital expenditures of $46 million.

“We had strong performance in the second quarter,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer. “We continued to deliver impressive revenue growth through a combination of organic and acquired growth. Organic growth, driven by innovative tests, and our focus on driving operational efficiencies, are improving profitability.”

First Half Performance

For the first half of 2006 net income was $311 million, or $1.55 per diluted share, excluding the performance of NID, which reduced pretax earnings by $49 million, or $0.17 per diluted share. Reported net income was $277 million, or $1.38 per diluted share, and included pretax charges of $27 million, or $0.08 per share, primarily associated with integration activities and $39 million of pretax expenses, or $0.12 per share, associated with stock-based compensation recorded in accordance with SFAS 123R. For the first half of 2005, net income was $281 million, or $1.36 per diluted share.

Revenues increased over 16% to $3.1 billion. The acquisition of LabOne increased consolidated revenues by approximately 10%. Operating income was $507 million, or 16.2% of revenues, in 2006 compared to $491 million, or 18.2% of revenues in 2005. Operating income as a percentage of revenues compared to the prior year was reduced by approximately 1.2% due to NID’s performance, 1.3% due to stock-based compensation (SFAS 123R), 0.9% due to integration charges and 0.8% due to the inclusion of LabOne.

Cash from operations increased to $411 million from $371 million in 2005. During the first half of 2006, the company repurchased $254 million in common stock and made capital expenditures of $88 million.

Outlook for 2006

In anticipation of treating NID as a discontinued operation in 2006, guidance is presented excluding NID’s performance. For the full year 2006 the company expects earnings per diluted share to be between $2.95 and $3.05, revenues to grow approximately 15% and operating income to approximate 17.5% of revenues. The company also expects cash from operations to approximate $850 million and capital expenditures to be between $210 million and $230 million. For the full year 2006 the company expects NID’s performance to generate pretax losses of $60 million to $68 million, or $0.20 to $0.23 per diluted share. A reconciliation from previous guidance to current guidance is included in Footnote 8 to the financial tables.

Quest Diagnostics will hold its second quarter conference call on July 24 at 8:30 A.M. Eastern Time. A simulcast of the call and a replay are available via the Internet at: www.questdiagnostics.com and registered analysts may access the call at: www.streetevents.com. In addition, a replay of the call will be available from 11:30 A.M. on July 24 through 11 P.M. on August 21, 2006 to investors in the U.S. by dialing 866-483-9093. Investors outside the U.S. may dial 203-369-1591. No password is required for either number.

Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: www.questdiagnostics.com.

The statements in this press release which are not historical facts or information may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors described in the Quest Diagnostics Incorporated 2005 Form 10-K and subsequent filings.

– Table follows –

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2006 and 2005
(in millions, except per share and percentage data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Net revenues	$1,584.3	$1,377.5	$3,139.7	$2,697.0

Operating costs and expenses:
Cost of services	936.4	798.7	1,859.4	1,578.8
Selling, general and administrative	363.3	315.6	721.5	624.0
Amortization of intangible assets	2.3	0.9	4.6	1.8
Other operating expense, net	19.6	1.1	47.0	1.3

Total operating costs and expenses	1,321.6	1,116.3	2,632.5	2,205.9

Operating income	262.7	261.2	507.2	491.1

Other income (expense):
Interest expense, net	(22.7)	(12.6)	(46.2)	(25.4)
Minority share of income	(5.9)	(5.1)	(11.3)	(10.1)
Equity earnings in unconsolidated joint ventures	6.6	6.4	14.6	13.6
Other income (expense), net	(12.6)	(0.6)	4.8	0.2

Total non-operating expenses, net	(34.6)	(11.9)	(38.1)	(21.7)

Income before taxes	228.1	249.3	469.1	469.4
Income tax expense	96.1	100.2	192.5	188.7

Net income	$132.0	$149.1	$276.6	$280.7

Earnings per common share:
Basic	$0.67	$0.74	$1.40	$1.39
Diluted	$0.66	$0.72	$1.38	$1.36

Weighted average common shares outstanding:
Basic	198.0	202.6	198.2	202.2
Diluted	200.6	206.6	200.8	206.3

Operating income as a percentage of net revenues	16.6%	19.0%	16.2%	18.2%

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Balance Sheets
June 30, 2006 and December 31, 2005
(in millions, except per share data)

	June 30, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$150.7	$92.1
Accounts receivable, net	800.3	732.9
Inventories	71.5	77.9
Deferred income taxes	121.3	107.4
Prepaid expenses and other current assets	75.6	59.2

Total current assets	1,219.4	1,069.5
Property, plant and equipment, net	742.0	753.7
Goodwill, net	3,200.6	3,197.2
Intangible assets, net	140.8	147.4
Other assets	144.8	138.3

Total assets	$5,447.6	$5,306.1

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$814.6	$764.5
Short-term borrowings and current portion of long-term debt	291.9	336.8

Total current liabilities	1,106.5	1,101.3
Long-term debt	1,240.6	1,255.4
Other liabilities	197.5	186.4
Stockholders’ equity:
Common stock, par value $0.01 per share; 600 shares and 300 shares authorized at June 30, 2006 and December 31, 2005, respectively; 213.7 shares issued at both June 30, 2006 and December 31, 2005	2.1	2.1
Additional paid-in capital	2,177.0	2,175.5
Retained earnings	1,529.5	1,292.5
Unearned compensation	—	(3.3)
Accumulated other comprehensive loss	(1.2)	(6.2)
Treasury stock, at cost; 16.7 and 15.2 shares at June 30, 2006 and December 31, 2005, respectively	(804.4)	(697.6)

Total stockholders’ equity	2,903.0	2,763.0

Total liabilities and stockholders’ equity	$5,447.6	$5,306.1

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2006 and 2005
(in millions)

	Six Months Ended June 30,

	2006	2005

Cash flows from operating activities:
Net income	$276.6	$280.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98.6	85.5
Provision for doubtful accounts	123.8	119.3
Stock-based compensation expense	39.5	0.8
Provision for restructuring and other special charges	53.0	—
Deferred income tax benefit	(40.2)	(10.4)
Minority share of income	11.3	10.1
Tax benefits associated with stock-based compensation plans	—	19.9
Excess tax benefits from stock-based compensation arrangements	(25.5)	—
Other, net	(1.9)	(1.1)
Changes in operating assets and liabilities:
Accounts receivable	(191.1)	(163.4)
Accounts payable and accrued expenses	28.5	14.7
Integration, settlement and other special charges	(0.4)	(1.1)
Income taxes payable	49.5	30.2
Other assets and liabilities, net	(10.6)	(14.7)

Net cash provided by operating activities	411.1	370.5

Cash flows from investing activities:
Capital expenditures	(88.1)	(123.9)
Business acquisition, net of cash acquired	(1.0)	(19.3)
Decrease (increase) in investments and other assets	13.4	(23.7)

Net cash used in investing activities	(75.7)	(166.9)

Cash flows from financing activities:
Repayments of debt	(60.1)	(100.5)
Proceeds from borrowings	—	100.0
Decrease in book overdrafts	(13.7)	—
Purchases of treasury stock	(254.0)	(92.0)
Exercise of stock options	73.3	64.2
Excess tax benefits from stock-based compensation arrangements	25.5	—
Dividends paid	(37.6)	(33.2)
Distributions to minority partners	(9.5)	(11.3)
Financing costs paid	(0.7)	—

Net cash used in financing activities	(276.8)	(72.8)

Net change in cash and cash equivalents	58.6	130.8

Cash and cash equivalents, beginning of period	92.1	73.3

Cash and cash equivalents, end of period	$150.7	$204.1

Cash paid during the period for:
Interest	$47.5	$25.0
Income taxes	$182.9	$149.0

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share (using the if-converted method) is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

	(in millions, except per share data)

Net income available to common stockholders – basic	$132.0	$149.1	$276.6	$280.7

Add: Interest expense associated with contingent convertible debentures, net of related tax effects	—	—	—	0.1

Income available to common stockholders – diluted	$132.0	$149.1	$276.6	$280.8

Weighted average common shares outstanding – basic	198.0	202.6	198.2	202.2

Effect of dilutive securities:
Stock options, restricted common shares and performance share units granted	2.6	4.0	2.6	3.8
Contingent convertible debentures	—	—	—	0.3

Weighted average common shares outstanding – diluted	200.6	206.6	200.8	206.3

Basic earnings per common share	$0.67	$0.74	$1.40	$1.39

Diluted earnings per common share	$0.66	$0.72	$1.38	$1.36

2)

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 123, revised 2004, “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that companies recognize compensation cost relating to share-based payment transactions based on the fair value of the equity or liability instruments issued. SFAS 123R is effective for annual periods beginning after January 1, 2006. The Company adopted SFAS 123R effective January 1, 2006 using the modified prospective approach and therefore has not restated results for prior periods. Under this approach, awards that are granted, modified or settled after January 1, 2006 will be measured and accounted for in accordance with SFAS 123R. Unvested awards that were granted prior to January 1, 2006 will continue to be accounted for in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123” (“SFAS 148”), except that compensation costs will be recognized in the Company’s results of operations.

For the three and six months ended June 30, 2006, the stock-based compensation expense recorded in accordance with SFAS 123R totaled $20.1 million ($12.2 million, net of tax, or $0.06 per share) and $39.5 million ($23.9 million, net of tax, or $0.12 per share), respectively. In addition, in connection with the adoption of SFAS 123R, net cash provided by operating activities decreased and net cash provided by financing activities increased for the six months ended June 30, 2006 by $25.5 million, related to the classification of excess tax benefits from stock-based compensation arrangements.

Prior to the adoption of SFAS 123R, the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations and chose to adopt the disclosure-only provisions of SFAS 123, as amended by SFAS 148. Under this approach, the cost of restricted stock awards was expensed over their vesting period, while the imputed cost of stock option grants and discounts offered under the Company’s Employee Stock Purchase Plan was disclosed, based on the vesting provisions of the individual grants, but not charged to expense. Stock-based compensation expense recorded in accordance with APB 25, relating to restricted stock awards, was $0.6 million and $0.8 million for the three and six months ended June 30, 2005, respectively. The following pro forma information is presented for comparative purposes and illustrates the pro forma effect on net income and earnings per share for the periods presented, as if the Company had elected to recognize compensation cost associated with stock option awards and employee stock purchases under the Company’s Employee Stock Purchase Plan, consistent with the method prescribed by SFAS 123, as amended by SFAS 148 (in millions, except per share data):

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005

Net income
Net income, as reported	$149.1	$280.7
Add: Stock-based compensation under APB 25	0.6	0.8
Deduct: Total stock-based compensation expense determined under fair value method for all awards, net of related tax effects	(8.6)	(19.2)

Pro forma net income	$141.1	$262.3

Earnings per common share:
Basic – as reported	$0.74	$1.39

Basic – pro forma	$0.70	$1.30

Diluted – as reported	$0.72	$1.36

Diluted – pro forma	$0.68	$1.27

The fair value of each stock option award was estimated on the date of grant using a lattice-based option valuation model that uses the assumptions in the following table. The expected volatility under the lattice-based option-valuation model was based on the current and the historical implied volatilities from traded options of the Company’s stock. The dividend yield was based on the approved annual dividend rate in effect and current market price of the underlying common stock at the time of grant. The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the time of grant for bonds with maturities ranging from one month to seven years. The expected life of the options granted was estimated using the historical exercise behavior of employees.

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Weighted average fair value of options at grant date	$16.56	$14.89	$13.88	$14.18
Expected volatility	20.8%	22.4%	18.1%	23.0%
Dividend yield	0.7%	0.7%	0.7%	0.7%
Risk-free interest rate	5.0%	3.9% - 4.0%	4.6%	3.9% - 4.0%
Expected holding period, in years	5.9 – 6.3	5.4 – 6.2	5.6 – 6.2	5.4 – 6.2

The fair value of restricted stock awards and performance share units is the average market price of our common stock at the date of grant.

3)

Other operating expense, net represents miscellaneous income and expense items related to operating activities including gains and losses associated with the disposal of operating assets and provisions for restructurings and other special charges.

On April 19, 2006, the Company decided to discontinue the operations of its test kit manufacturing subsidiary, NID. The decision to discontinue NID’s operations is currently expected to result in pretax charges totaling between $33 million and $38 million. Of these charges, $28.2 million were recorded in the second quarter of 2006 and the balance will be recorded principally in the third quarter of 2006. The $28.2 million charge included $7.4 million related to the write-off of inventories, which was recorded in cost of services. The remaining charge of $20.8 million recorded in the second quarter was included in other operating expense, net and was comprised of asset impairment charges of $4.6 million; employee termination benefits of $5.3 million; contract termination costs of $6.0 million; and $5.0 million of costs to support activities to wind-down the business, principally comprised of employee costs and professional fees.

During the first quarter of 2006, the Company finalized its plan related to the integration of LabOne, Inc. and recorded a charge of $20.7 million that primarily related to actions that impact Quest Diagnostics’ employees and operations and was comprised principally of employee severance costs.

In addition, during the first quarter of 2006, the Company recorded a $4.1 million charge related to consolidating its operations in California into a new facility. The costs were comprised primarily of employee severance costs and the write-off of certain operating assets.

4)

Other income (expense), net represents miscellaneous income and expense items related to non-operating activities such as gains and losses associated with investments and other non-operating assets. For the three and six months ended June 30, 2006, other income (expense), net includes a $12.3 million charge recorded in the second quarter associated with the write-down of an investment. For the six months ended June 30, 2006, other income (expense), net includes a first quarter gain of $15.8 million on the sale of an investment.

5)

For the three and six months ended June 30, 2006, the Company repurchased approximately 2.6 million shares of its common stock at an average price of $57.49 per share for $150 million and 4.6 million shares of its common stock at an average price of $55.13 per share for $254 million, respectively. For the three and six months ended June 30, 2006 the Company reissued 1.5 million and 3.2 million shares, respectively, for employee benefit plans. Since the inception of the share repurchase program in May 2003, the Company has repurchased 37 million shares of its common stock at an average price of $44.16 for $1.6 billion. At June 30, 2006, $468 million of the share repurchase authorizations remained available.

6)

Results excluding NID’s performance are presented because management believes they are informative and useful for analysis of the Company’s results, as the Company is in the process of winding down NID’s operations. Results excluding NID’s performance, including per common share amounts, are not measures of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to reported operating income and net income as an indicator of performance. The following table reconciles revenues, operating income and net income excluding the performance at NID to reported results (in millions, except per share and percentage data):

	Three Months Ended June 30, 2006			Six Months Ended June 30, 2006

	Results Excluding NID’s Performance	NID’s Results	Results as Reported	Results Excluding NID’s Performance	NID’s Results	Results as Reported

Net revenues	$1,583.0	$1.3	$1,584.3	$3,136.1	$3.6	$3,139.7

Operating income (loss)	297.5	(34.8)	262.7	556.3	(49.1)	507.2

Income (loss) before taxes	262.8	(34.7)	228.1	518.0	(48.9)	469.1
Income tax expense (benefit)	106.8	(10.7)	96.1	207.4	(14.9)	192.5

Net income (loss)	$156.0	$(24.0)	$132.0	$310.6	$(34.0)	$276.6

Earnings (loss) per common share:
Basic	$0.79	$(0.12)	$0.67	$1.57	$(0.17)	$1.40
Diluted	$0.78	$(0.12)	$0.66	$1.55	$(0.17)	$1.38

Operating income (loss) as a percentage of revenues (*)	18.8%		16.6%	17.7%		16.2%

(*) Calculated by dividing operating income by net revenues

7)

The following table summarizes the approximate impact of various items on period-over-period comparisons for certain financial metrics reported for the three and six months ended June 30, 2006 and is included for informational purposes only:

	Three Months Ended June 30, 2006			Six Months Ended June 30, 2006

	Revenue Growth	Operating Income as a % of Revenues	Diluted Earnings per Share	Revenue Growth	Operating Income as a % of Revenues	Diluted Earnings per Share

Reported:	15.0%	16.6%	$0.66	16.4%	16.2%	$1.38

Impact on comparisons to prior year of:
NID	(0.9)%	(1.6)%	(0.10)	(0.9)%	(1.2)%	(0.15)
First quarter special charges	—	—	—	—	(0.9)%	(0.08)
SFAS 123R stock-based compensation expense	—	(1.3)%	(0.06)	—	(1.3)%	(0.12)
LabOne	9.8%	(0.8)%	—	10.0%	(0.8)%	(0.01)
Weather / timing of holiday	(0.7)%	(0.3)%	(0.02)	—	—	—
Investment gain (loss)	—	—	(0.04)	—	—	0.01

8)

Estimated full year 2006 results represent management’s estimate of revenue growth, diluted earnings per common share and operating income as a percentage of revenues excluding NID’s performance. Estimated full year 2006 results excluding NID’s performance are presented because management believes they are informative and useful for analysis of the Company’s results, as the Company is in the process of winding down NID’s operations. Estimated full year 2006 results excluding NID’s performance are not measures of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to estimated revenue growth, diluted earnings per common share and operating income as a percentage of revenues.

The following table reconciles estimated full year 2006 results excluding NID’s performance to previously issued guidance:

	Revenue Growth	Operating Income as a % of Revenues	Diluted Earnings per Share

Previous guidance, before charges to discontinue NID’s operations	~14%	~17%	$2.85 - $2.95

Adjustments:
NID’s performance included in previous guidance	~1%*	0.5%	0.12
Second quarter 2006 investment write-down	—	—	(0.04)
Change in outlook	—	—	0.02

Current guidance, excluding NID’s performance	~15%	~17.5%	$2.95 - $3.05

Estimated loss related to NID, anticipated to be treated as discontinued operations	N/M	N/M	$0.20 - $0.23

*

The impact of excluding NID’s performance on revenue growth consists of the impact of excluding 2006 NID revenues previously estimated at approximately $13 million and 2005 NID revenues of approximately $47 million.